Friday, November 7, 2008

Contact:

Ply Gem Industries Shawn K. Poe Vice President, Chief Financial Officer (919) 677-4019

Ply Gem Announces Goodwill Impairment Charge taken in its Third Quarter 2008.

Cary, NC, November 7, 2008 – Ply Gem Industries, Inc. today announced that it completed a goodwill impairment test during its Third Quarter of 2008 as required by generally accepted accounting principles.  As a result of depressed market conditions in the residential new construction and remodeling markets, the Company will write down a portion of its goodwill.

Ply Gem’s audit committee concluded that a charge to goodwill was required.  The non-cash impairment charge totaled approximately $200.0 million and will be recorded in the Company’s third quarter financial results.  The goodwill impairment charge is an adjustment that does not affect Ply Gem’s cash position, cash flow from operating activities, revolver availability or liquidity position and does not have any affect on current or future operations of the Company.

Shawn K. Poe, Vice President and Chief Financial Officer of Ply Gem, said, "The partial goodwill impairment charge that is being taken is a direct result of the depressed market conditions in the residential new construction and remodeling markets that exist today and that are expected to persist into 2009. Although the depressed market conditions have negatively impacted our recent financial results, Ply Gem has been able to partially offset their impact through market share gains and expense reduction measures that management has taken in response to what is expected to be a prolonged downturn in the housing market.  We believe Ply Gem has the financial structure in place that provides us significant liquidity to manage our business through this current cycle and emerge as one of the true winners in the building products industry.”

About Ply Gem

Ply Gem Industries, Inc. headquartered in Cary, North Carolina, manufactures and markets a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl siding, windows, patio doors, fencing, railing, and accessories and aluminum window and siding products marketed under the MW, Patriot, Alenco, Great Lakes, Mastic, Alcoa Home Exteriors, Variform, Napco, Kroy and CWD brand names.

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